Exhibit 10.3

CREDIT AGREEMENT

Dated as of October 18, 2012

among

HILL INTERNATIONAL, INC.,

as the Borrower,

OBSIDIAN AGENCY SERVICES, INC.,

as Administrative Agent,

and

The Lenders Party Hereto

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ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		32

3.01	Taxes	32

3.02	[Intentionally Omitted]	36

3.03	[Intentionally Omitted]	36

3.04	Increased Costs	36

3.05	[Intentionally Omitted]	37

3.06	Mitigation Obligations; Replacement of Lenders	37

3.07	Replacement of Lenders	37

3.08	Survival	37

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		37

4.01	Conditions of Initial Credit Extension	37

ARTICLE V REPRESENTATIONS AND WARRANTIES		42

5.01	Existence, Qualification and Power	42

5.02	Authorization; No Contravention	42

5.03	Governmental Authorization; Other Consents	42

5.04	Binding Effect	42

5.05	Financial Statements; No Material Adverse Effect	43

5.06	Litigation	43

5.07	No Default	43

5.08	Ownership of Property; Liens; Investments	43

5.09	Environmental Compliance	44

5.10	Insurance	44

5.11	Taxes	44

5.12	ERISA Compliance	44

5.13	Subsidiaries; Equity Interests; Loan Parties	45

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5.14	Margin Regulations; Investment Company Act	45

5.15	Disclosure	46

5.16	Compliance with Laws	46

5.17	Intellectual Property; Licenses, Etc.	46

5.18	Solvency	46

5.19	Casualty, Etc.	47

5.20	Labor Matters	47

5.21	Collateral Documents	47

5.22	Working Capital Loan Documents	47

5.23	Foreign Assets Control Regulations, Etc.	47

5.24	Sanctioned Persons	48

ARTICLE VI AFFIRMATIVE COVENANTS		48

6.01	Financial Statements	48

6.02	Certificates; Other Information	50

6.03	Notices	51

6.04	Payment of Obligations	52

6.05	Preservation of Existence, Etc.	52

6.06	Maintenance of Properties	52

6.07	Maintenance of Insurance	52

6.08	Compliance with Laws	53

6.09	Books and Records	53

6.10	Inspection Rights	53

6.11	Use of Proceeds	53

6.12	Covenant to Guarantee Obligations and Give Security; Further Assurances	53

6.13	Compliance with Environmental Laws	57

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6.14	Surety Bonds	57

6.15	Foreign Subsidiaries	57

ARTICLE VII NEGATIVE COVENANTS		57

7.01	Liens	57

7.02	Indebtedness	60

7.03	Investments	63

7.04	Fundamental Changes	66

7.05	Dispositions	67

7.06	Restricted Payments	67

7.07	Change in Nature of Business	68

7.08	Transactions with Affiliates	68

7.09	Burdensome Agreements	68

7.10	Use of Proceeds	69

7.11	Financial Covenants	69

7.12	Amendments of Organization Documents	70

7.13	Accounting Changes	70

7.14	Prepayments, Etc. of Indebtedness	70

7.15	Amendment, Etc. of Indebtedness	70

7.16	Post-Closing Deliveries	70

7.17	Operating Accounts	70

7.18	Other Domestic Accounts	70

7.19	Sale and Lease-Back Transactions	71

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		71

8.01	Events of Default	71

8.02	Remedies Upon Event of Default	74

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8.03	Application of Funds	74

ARTICLE IX ADMINISTRATIVE AGENT		75

9.01	Appointment and Authority	75

9.02	Rights as a Lender	75

9.03	Exculpatory Provisions	76

9.04	Reliance by Administrative Agent	77

9.05	Delegation of Duties	77

9.06	Resignation of Administrative Agent	77

9.07	Non-Reliance on Administrative Agent and Other Lenders	78

9.08	[Intentionally Omitted]	78

9.09	Administrative Agent May File Proofs of Claim	78

9.10	Collateral and Guaranty Matters	79

9.11	Intercreditor Agreement	80

ARTICLE X MISCELLANEOUS		81

10.01	Amendments, Etc.	81

10.02	Notices; Effectiveness; Electronic Communications	82

10.03	No Waiver; Cumulative Remedies	84

10.04	Expenses; Indemnity; Damage Waiver	84

10.05	Payments Set Aside	86

10.06	Successors and Assigns	86

10.07	Treatment of Certain Information; Confidentiality	89

10.08	Right of Setoff	90

10.09	Interest Rate Limitation	91

10.10	Counterparts; Integration; Effectiveness	91

10.11	Survival of Representations and Warranties	91

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10.12	Severability	91

10.13	Replacement of Lenders	92

10.14	Defaulting Lenders and Impacted Lenders	92

10.15	Governing Law; Jurisdiction; Etc.	96

10.16	Waiver of Jury Trial	97

10.17	No Advisory or Fiduciary Responsibility	97

10.18	Electronic Execution of Assignments and Certain Other Documents	98

10.19	USA PATRIOT Act Notice	98

10.20	Public Disclosure	98

10.21	Integration	98

10.22	Intercreditor Agreement	98

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SCHEDULES

1.01A	Immaterial Subsidiaries
1.01B	Permitted Countries
2.01	Commitments and Applicable Percentages
5.06	Litigation
5.08(b)	Real Property
5.11	Taxes
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property
6.12	Guarantors
6.15	Foreign Subsidiaries
7.01	Existing Liens
7.02(c)	Existing Indebtedness
7.02(d)	Existing Indebtedness of Subsidiaries of Borrower to Borrower
7.02(h)	Existing Indebtedness of Foreign Subsidiaries
7.03	Existing Investments
7.16	Post-Closing Deliveries
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Term Loan Notice
B	Term Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Guarantee and Collateral Agreement
F	Opinion Matters

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of October 18, 2012, among HILL INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and OBSIDIAN AGENCY SERVICES, INC., as Administrative Agent.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a term loan credit facility, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreement” has the meaning specified in the Guarantee and Collateral Agreement.

“Administrative Agent” means Obsidian Agency Services, Inc., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Advances” has the meaning specified in Section 9.10.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If no Commitments are outstanding, then the Applicable Percentage of each Lender shall be determined based on a fraction (expressed as a percentage), the numerator of which is the aggregate amount of Obligations owed to such Lender and the denominator of which is the aggregate amount of the Obligations owed to the Lenders. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Assumption Agreement” means an Assumption Agreement, substantially in the form thereof attached to the Guarantee and Collateral Agreement.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability” means “Availability” as defined in the Working Capital Credit Agreement, as in effect on the date hereof.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor statute.

“Bonded Contract” means any Contractual Obligation, or any task order issued under or in connection with a Contractual Obligation, with respect to which the Borrower’s or its Subsidiaries’ payment, performance or other obligations are guaranteed by a bond issued by a surety company.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York or Los Angeles, California are authorized or required by law to close.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased substantially contemporaneously with the trade-in or sale of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted to such Person for the equipment being traded in by the seller of such new equipment, the proceeds of such sale or the amount of the insurance proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time or demand deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) (i) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P and (ii) up to $5,000,000 in the aggregate at any time outstanding of commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in the case of each type of commercial paper in clauses (i) and (ii) with maturities of not more than 180 days from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria, at the time of acquisition thereof, described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into; and

(e) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Management Shareholders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c) any Person or two or more Persons (other than the Permitted Management Shareholders) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; or

(d) the Borrower shall cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party and each of its Subsidiaries (other than in connection with a transaction permitted pursuant to Section 7.04), free and clear of all Liens (other than Permitted Liens).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, the Account Control Agreements, the Mortgages, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) Non-Cash Charges and (v) any deductions attributable to minority interests of third parties in non-wholly owned Subsidiaries, except to the extent of cash dividends declared or paid on Equity Interests of such Subsidiaries held by third parties (in each case of or by the Borrower and its Subsidiaries for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all gains from investments recorded using the equity method, except to the extent of cash dividends or distributions received by Borrower or any other Subsidiary in respect of such investments and (iii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period).

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA, plus (ii) rental expense under leases of real or personal, or mixed, property, less (iii) the sum of (A) the aggregate amount of Federal, state, local and foreign income taxes paid in cash (other than taxes paid as a result of the receipt of the Libya Receivable) and (B) the aggregate amount of all dividends and distributions paid in cash by the Borrower to its shareholders to (b) the sum of (i) Consolidated Interest Charges, (ii) rental expense under leases of real or personal, or mixed, property, (iii) payments on long-term debt made or required to be made during the most recently completed Measurement Period (including the principal component of any payments in respect of Capitalized Leases) and (iv) any Earnout Payments required to be paid in cash, in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and the outstanding principal amount of all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments (excluding surety bonds), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and any Earnout Payments in connection with acquisitions permitted hereunder), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary, it being understood that for purposes hereof, the principal amount of the Term Loans shall be based on the par value thereof (minus any loan repayments made on the Term Loans and excluding any contingent obligations arising from any minimum yield requirements in respect of the Term Loans).

“Consolidated Interest Charges” means, for any Measurement Period, (i) the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, less (ii) the sum of (a) paid-in-kind interest expenses or other non-cash interest expense, (b) the amortization or write-off of any financing fees paid by the Borrower and (c) the amortization of debt discounts, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period, it being understood that obligations of foreign Subsidiaries arising under letters of credit shall be excluded from such ratio.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude extraordinary gains and extraordinary losses and gains or losses from discontinued operations.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Term Loan Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.07.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Excess” has the meaning specified in Section 10.14.

“Default Rate” means an interest rate equal to 9.50% per annum.

“Defaulted Loan” has the meaning specified in Section 10.14.

“Defaulted Payment” has the meaning specified in Section 10.14.

“Defaulting Lender” has the meaning specified in Section 10.14.

“Designated Liquidity Event” means (i) Dispositions, other than (a) inventory sold in the ordinary course of business, (b) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection and (c) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $100,000 or less or the aggregate value of such assets sold in any fiscal year of the Borrower is equal to $350,000 or less); provided, that any sale, transfer, license or other disposition of assets by a joint venture in which the Borrower or any Subsidiary owns Equity Interest shall not constitute a Disposition for purposes of this definition; provided, further, that the proceeds of any such sale, transfer, license or other disposition of assets that are distributed to the Borrower or any Subsidiary by such joint venture shall be subject to Section 2.07(b), (ii) condemnation awards and insurance payments to the extent amounts received exceed $250,000 for any single occurrence or $1,500,000 for all such events from the Closing Date through the date of determination and are not reinvested within 360 days of the date of receipt thereof in accordance with Section 2.07(d); provided, that any condemnation awards and insurance payments received by a joint venture in which the Borrower or any Subsidiary owns Equity Interest shall not constitute condemnation awards and insurance payments for purposes of this definition; provided, further, that such condemnation awards and insurance payments that are distributed to the Borrower or any Subsidiary by such joint venture shall be subject to Section 2.07(b), (iii) receipt of any payment on the Libya Receivable, (iv) any payments or distributions received by the Borrower or any of its Subsidiaries from the HillStone International LLC joint venture, (v) the receipt of proceeds of the issuance or sale of any additional equity interests in the Borrower (other than (a) under the existing Hill International, Inc. 2006 Employee Stock Option Plan and the Hill International, Inc. Employee Stock Purchase Plan and (b) such proceeds that are used to make Investments described in Section 7.03(l)), and (vi) the receipt of proceeds of the issuance or incurrence of any indebtedness with respect to borrowed monies of the Borrower (including any Indebtedness that is convertible into equity interests of the Borrower and including any Indebtedness in connection with which the Borrower may grant to the lender equity interests or rights to purchase equity interests of the Borrower), other than Indebtedness permitted under Section 7.02.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distress Event” has the meaning specified in Section 10.14.

“Distressed Person” has the meaning specified in Section 10.14.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Earnout Payment” means, in connection with any acquisition permitted hereunder, the obligation to pay a portion of the purchase price after the closing date thereof to the extent such obligation is structured as an earnout or similar contingent payment, whether such payment is based on changes in earnings, specified revenue targets or otherwise.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for the Borrower and its Subsidiaries, for any period (a) the sum, without duplication, of: (i) Consolidated EBITDA for such period; (ii) extraordinary or non-recurring cash receipts of the Borrower and its Subsidiaries, if any, during such period and not included in Consolidated EBITDA; (iii) reductions to non-cash working capital of the Borrower and its Subsidiaries for such period (i.e., the decrease, if any, in consolidated current assets minus consolidated current liabilities from the beginning to the end of such period); (iv) any reduction in Excess Cash Flow for the prior period resulting from Subcontractor Payables paid during such period; (v) to the extent subtracted in determining Consolidated EBITDA, all items that did not result from a cash payment by the Borrower or any of its Subsidiaries on a consolidated basis during such period, and (vi) decreases in Restricted Cash for such period, minus (b) the sum, without duplication, of: (i) cash principal payments made on the Term Loans by the Borrower or any of its Subsidiaries during such period; (ii) cash principal payments made on the Working Capital Loans by the Borrower or any of its Subsidiaries during such period to the extent that amounts equal to such cash payments are not able to be reborrowed; (iii) the amount of any cash income taxes and other cash taxes paid by the Borrower and its Subsidiaries with respect to such period; (iv) Consolidated Interest Charges of the Borrower and its Subsidiaries to the extent paid in cash during such period; (v) Capital Expenditures made in cash only from internally generated funds during such period (and not deducted from Excess Cash Flow in any prior year); (vi) extraordinary or non-recurring expenses and losses to the extent paid in cash by the Borrower and its Subsidiaries, if any, during such period and not included in Consolidated EBITDA; (vii) additions to non-cash working capital of the Borrower and its Subsidiaries for such period (i.e., the increase, if any, in consolidated current assets minus consolidated current liabilities from the beginning to the end of such period); (viii) the amount of all fees and expenses paid in cash during such period directly relating to the refinancing of the Obligations and the Working Capital Obligations; (ix) expenses or losses excluded from the calculation of Consolidated EBITDA during such period to the extent paid in cash during such period; (x) to the extent added to determine Consolidated EBITDA, all items that did not result from a cash payment to the Borrower or any of its Subsidiaries on a consolidated basis during such period; (xi) Subcontractor Payables for such period, provided that (a) the cash received from the client relating to such Subcontractor Payables (1) was received during the final 10 business days of such period, (2) results in a reduction to accounts receivable for such period, and (3) for which no payment was made during the period resulting in a reduction to accounts payable, and (b) the Subcontractor Payables were paid during the first 10 business days of the subsequent period; (xii) increases in Restricted Cash during such period; (xii) to the extent not externally financed, Investments made during such period pursuant to Section 7.03(f) and Section 7.03(m) and Investments by Hill N.V. and Gerens (each as defined in Section 7.03(l)) made in cash in honoring the underlying obligations described in clauses (i), (ii) and (iii) of Section 7.03(l); (xiv) to the extent not externally financed, Restricted Payments made in cash by the Borrower during such period pursuant to Section 7.06; and (xv) principal payments made on long term liabilities of the Borrower or any of its Subsidiaries other than Indebtedness.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated as of the Closing Date, among the Borrower and the Administrative Agent.

“Fixed Price Contract” means a contract (i) where the amount of payment does not depend on the amount of resources or time expended and (ii) that is not subject to any adjustment.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit E, together with each Assumption Agreement executed and delivered by the Borrower and each of its Subsidiaries, as applicable, the Administrative Agent pursuant to Section 6.12 or otherwise.

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 6.12 and each other Subsidiary of the Borrower (other than an Immaterial Subsidiary or a CFC) that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means each Subsidiary specified on Schedule 1.01A hereto and each other Subsidiary of the Borrower designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement and the other Loan Documents, provided that for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries, as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), equal or exceed five percent (5%) of the consolidated total assets of the Borrower and its Subsidiaries, or (ii) the gross revenues of all Immaterial Subsidiaries for any Measurement Period equal or exceed five percent (5%) of the consolidated gross revenues of the Borrower and its Subsidiaries for such Measurement Period, in each case as determined in accordance with GAAP. In the event that the total assets or the gross revenues of all Immaterial Subsidiaries as tested at the end of any fiscal quarter exceed five percent (5%) of the consolidated total assets or consolidated gross revenues, as applicable, of the Borrower and its Subsidiaries, the Borrower shall identify Subsidiaries previously designated as Immaterial Subsidiaries to become Loan Parties pursuant Section 6.12(a) so that Loan Parties represent no less than ninety-five percent (95%) of consolidated total assets and ninety-five percent (95%) of consolidated gross revenues at all times. Once a Subsidiary becomes a Guarantor, it shall cease to be an Immaterial Subsidiary and may not again be designated as an Immaterial Subsidiary throughout the term of this Agreement. For clarity, no Person that is a Loan Party may be designated as an Immaterial Subsidiary.

“Impact Period” has the meaning specified in Section 10.14.

“Impacted Lender” has the meaning specified in Section 10.14.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer (but only to the extent of the Indebtedness of such partnership or joint venture for which such Person is liable), unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and among the Loan Parties, the Administrative Agent and the Working Capital Agent, in form and substance satisfactory to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Libya Receivable” means any obligation or amount owed to the Borrower or any of its Subsidiaries on account of management services provided as of March 6, 2012, in connection with the construction and renovation of various universities located in the country of Libya, including any obligation arising from services provided to the Organization for the Development of Administrative Centers (Libya).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Intercreditor Agreement and (e) the Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Bond Indemnity Agreement” means any indemnity agreement between the Borrower or any of its Subsidiaries and a surety company that has issued a payment, performance, bid or similar bond with respect to a Bonded Contract, to the extent that the bond or bonds issued thereunder or the aggregate bonding capacity is in excess of $2,500,000.

“Material Real Property Interest” means any parcel or series of related parcels of real property owned in fee or subject to a ground lease by a Loan Party having a fair market value in excess $2,500,000.

“Maturity Date” means October 18, 2016, provided, however, that if such Maturity Date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Working Capital Amount” means as of any date of determination, the sum of (1) the aggregate outstanding principal amount of loans (including overadvances), letters of credit and other financial accommodations made, issued or incurred under the Working Capital Loan Documents up to an aggregate maximum amount equal to the result of (A) $65,000,000, minus (B) any permanent reductions of the revolving loan commitment under the Working Capital Credit Agreement made after the Closing Date; provided, that, for purposes of determining the Maximum Working Capital Amount, upon termination of the revolving loan commitment, the revolving loan commitment shall not be deemed to have been reduced to an amount less than the outstanding principal amount of all loans (including overadvances), letters of credit and other financial accommodations made, issued or incurred under the Working Capital Loan Documents as of the date of such permanent reduction plus (2) cash management and hedge obligations under or secured by the Working Capital Loan Documents up to an aggregate maximum amount not to exceed $1,000,000.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Minimum Liquidity Requirement” means (i) cash and cash equivalents other than Restricted Cash and (ii) Availability in an aggregate amount of $30 million.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any real property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Administrative Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Libya Receivable” means the portion of the Libya Receivable paid to the Borrower or any of its Subsidiaries in U.S. Dollars or readily convertible currencies, net of (a) up to an aggregate amount of $16,000,000 of paid-when-paid obligations owed at the time of receipt of any such payment or payments, (b) all taxes due solely in connection with the Libya Receivable and (c) amounts to be paid to subcontractors or suppliers in U.S. Dollars or readily convertible currencies solely in connection with the Libya Receivable.

“Non-Cash Charges” means (a) non-cash losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-down related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all non-cash losses from investments recorded using the equity method, and (d) other non-cash charges, including paid-in-kind interest expenses or other non-cash interest expenses and non-recurring expenses, reducing Consolidated Net Income (provided that if any non-cash charges, expenses and write-downs referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document other than any of the foregoing imposed on a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13) as a result of an assignment of its Loans or Commitment pursuant to the Laws of the jurisdiction in which such Lender is organized or its Lending Office is located if such Law is in force at the time such Lender becomes a party hereto (or designates a new Lending Office).

“Outstanding Amount” means with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of Term Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Countries” means the countries set forth on Schedule 1.01B.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means any Lien permitted by Section 7.01.

“Permitted Management Shareholder” means each of Irvin E. Richter, David L. Richter and Stuart S. Richter.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower or any of its Subsidiaries permitted under Section 7.02 incurred from time to time which has been subordinated to the Obligations in a manner acceptable to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledged Equity” has the definition set forth in the Guarantee and Collateral Agreement.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means with respect to a Term Loan Borrowing, a Term Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50.1% of the Aggregate Commitments or, if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50.1% of the Total Outstandings; provided that, (i) as set forth in Section 10.14, the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (ii) in the event there is only one Lender or only one Lender that is not a Defaulting Lender, the term “Required Lenders” shall mean such Lender.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chairman, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means all restricted cash as shown on the Borrower’s consolidated financial statements plus cash held in non-wholly owned Subsidiaries.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock-Based Acquisitions” has the meaning specified in Section 7.03(f).

“Subcontractor Payables” means the portion of cash received from clients that is contractually required to be paid to subcontractors and other vendors for work performed for such client.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet, tax retention or other lease or similar arrangement, which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Borrowing” means a borrowing of a Term Loan pursuant to Section 2.01.

“Term Loan” has the meaning specified in Section 2.01.

“Term Loan Notice” means a notice of a Term Loan Borrowing, which shall be substantially in the form of Exhibit A.

“Threshold Amount” means $2,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

“Working Capital Agent” means Bank of America, N.A., in its capacity as administrative agent under the Working Capital Credit Agreement, and any successor thereunder.

“Working Capital Credit Agreement” means the Credit Agreement, dated as of June 30, 2009, among the Loan Parties, the Working Capital Agent, and the lenders party thereto, as amended, restated, modified, refinanced, replaced or otherwise supplemented from time to time in accordance with the terms thereof and hereof and permitted by the Intercreditor Agreement.

“Working Capital Loans” means the “Loans” as defined in the Working Capital Credit Agreement as in effect on the Closing Date or as amended, restated, modified, refinanced, replaced or otherwise supplemented from time to time in accordance with the terms hereof (including Section 7.15) and permitted by the Intercreditor Agreement.

“Working Capital Loan Documents” means, collectively, the Working Capital Credit Agreement, the other “Loan Documents” (as defined in the Working Capital Credit Agreement as in effect on the Closing Date) and all other instruments, documents and agreements entered into from time to time in connection with any of the foregoing, each as amended, restated, modified, refinanced, replaced or otherwise supplemented from time to time in accordance with the terms thereof and hereof (including Section 7.15) and permitted by the Intercreditor Agreement. For the avoidance of doubt, no instrument, document or agreement entered into in connection with any extension, refinancing, refunding, replacement or renewal of Working Capital Obligations shall constitute a Working Capital Loan Document unless such extension, refinancing, refunding, replacement or renewal is effectuated in accordance with the terms hereof and of the Intercreditor Agreement.

“Working Capital Obligations” means the “Obligations” as defined in the Working Capital Credit Agreement as in effect on the Closing Date (or as refinanced in accordance with the terms hereof and of the Intercreditor Agreement) or as amended with the written consent of the Administrative Agent.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (i) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(a) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(b) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein. For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof (but with respect to the Indebtedness under this Agreement and the other Loan Documents, excluding any exit fees), and the effects of FASB ASC 825 and FASB SC 470-20 on financial liabilities shall be disregarded.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 [Intentionally Omitted].

1.07 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Term Loan”) to the Borrower on the Closing Date in an aggregate amount equal to (and not to exceed) the amount of such Lender’s Commitment. The Term Loans made on the Closing Date shall be in an aggregate principal amount equal to (and not to exceed) $100,000,000. Amounts paid or prepaid in respect of the Term Loans may not be reborrowed.

2.02 Borrowings of Term Loans. (a) Each Term Loan Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which shall be made by delivery to the Administrative Agent of a written Term Loan Notice, appropriately completed and signed by at least two of the following: the chief executive officer, chief financial officer, or chief operating officer of the Borrower. Such notice must be received by the Administrative Agent not later than 11:00 a.m. on the Business Day preceding the requested date of any Borrowing of Term Loans.

(b) Following receipt of a Term Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Term Loans. Each Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the Business Day specified in the applicable Term Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

2.03 [Intentionally Omitted].

2.04 [Intentionally Omitted].

2.05 Prepayments. Subject to the applicable provisions of the Intercreditor Agreement, the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. at least three Business Days prior to any date of prepayment of Term Loans; and (ii) any prepayment of Term Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Subject to Section 10.14, each such prepayment shall be applied to the Term Loans of the Lenders in accordance with their respective Applicable Percentages.

2.06 Termination of Commitments. The Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date. Notwithstanding the foregoing, all the Commitment of the Lenders shall terminate at 5:00 p.m. (New York City time) on October 18, 2012, if the Closing Date shall not have occurred by such time.

2.07 Repayment of Loans. (a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Term Loans outstanding on such date.

(b) Subject to Section 2.07(h), one hundred percent (100%) of the net proceeds (but in the case of an event described in clause (v) of the definition of Designated Liquidity Event, 50% of the net proceeds thereof) received by the Borrower or any of its Subsidiaries on account of (1) any Designated Liquidity Event (other than in the case of an event described in clauses (iii) and (iv) of the definition of Designated Liquidity Event) shall be immediately applied, (i) first, to satisfy the Minimum Liquidity Requirement (first by application of such proceeds to the repayment of the Working Capital Loans then outstanding and second by the retention of such proceeds by the Borrower to the extent necessary to satisfy the Minimum Liquidity Requirement), and (ii) second, (x) up to 50% of the remaining net proceeds to repay all or a portion of the Working Capital Loans (subject to reborrowing) then outstanding pursuant to the Working Capital Credit Agreement and (y) the remaining net proceeds to prepay the outstanding principal amount of the Loans and (2) any event described in clauses (iii) (but in the case of the Libya Receivable, the Net Libya Receivable) and (iv) of the definition of Designated Liquidity Event shall be immediately applied, (i) first, to satisfy the Minimum Liquidity Requirement (first by application of such proceeds to the repayment of the Working Capital Loans then outstanding and second by the retention of such proceeds by the Borrower to the extent necessary to satisfy the Minimum Liquidity Requirement), and (ii) second, (x) 50% of the remaining net proceeds to repay all or a portion of the Working Capital Loans (subject to reborrowing) then outstanding pursuant to the Working Capital Credit Agreement (on the understanding that to the extent such 50% exceeds such outstanding Working Capital Loans, the excess amount may be retained by the Borrower) and (y) 50% of the remaining net proceeds to prepay the outstanding principal amount of the Loans.

(c) Subject to Section 2.07(h), in the case of an event described in clause (i) of the definition of Designated Liquidity Event, so long as no Default or Event of Default shall have occurred and be continuing and to the extent that (i) such net asset sale proceeds do not exceed $2,500,000 in any single transaction and (ii) the aggregate net asset sale proceeds from the Closing Date through the date of determination do not exceed $5,000,000, the Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such amount within 360 days of receipt thereof by delivering to Administrative Agent a certificate, signed by at least two of the following: the chief executive officer, chief financial officer, or chief operating officer of the Borrower, setting forth (x) that portion of such net asset sale proceeds that the Borrower or such Subsidiary intends to reinvest in equipment or other long term productive assets of the general type used in the business of the Borrower and its Subsidiaries within 360 days of such date of receipt and (y) the proposed use of such portion of the net asset sale proceeds and such other information with respect to such reinvestment as

Administrative Agent may reasonably request, and the Borrower shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes; provided, however, that, pending such reinvestment, such portion of the net asset sale proceeds shall be deposited in an account subject to the dominion and control of the Administrative Agent. In addition, the Borrower shall, no later than 360 days after receipt of such net asset sale proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans in the full amount of all such net asset sale proceeds in accordance with Section 2.07(b).

(d) Subject to Section 2.07(h), in the case of an event described in clause (ii) of the definition of Designated Liquidity Event, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such excess amount within 360 days of receipt thereof (i) in long term productive assets of the general type used in the business of the Borrower and its Subsidiaries or (ii) to repair, restore or replace the assets subject to the applicable casualty event. The Borrower shall deliver to Administrative Agent a certificate, signed by signed by at least two of the following: the chief executive officer, chief financial officer, or chief operating officer of the Borrower, setting forth (x) that portion of such net proceeds that the Borrower or such Subsidiary intends to reinvest in long term productive assets of the general type used in the business of the Borrower and its Subsidiaries or repair, restore or replace the assets subject to the applicable casualty event and (y) the proposed use of such portion of the net proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and the Borrower shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes; provided, however, that, pending such reinvestment, such portion of the net proceeds shall be deposited in an account subject to the dominion and control of the Administrative Agent. In addition, any such net proceeds that have not been reinvested within 360 days of receipt thereof shall be applied by Borrower to prepay the Loans in accordance with Section 2.07(b).

(e) Subject to Section 2.07(h), within 10 Business Days after the annual financial statements are required to be delivered pursuant to Section 6.01(a) hereof, commencing with such annual financial statements for the fiscal year ending December 31, 2013 or, if such financial statements are not delivered to the Administrative Agent and each Lender on the date such statements are required to be delivered pursuant to Section 6.01(a), 10 Business Days after the date such statements are required to be delivered to the Administrative Agent and each Lender pursuant to Section 6.01(a), the Borrower shall deliver to the Administrative Agent a written calculation of Excess Cash Flow for such fiscal year and certified as correct by at least two of the following: the chief executive officer, chief financial officer or chief operating officer of the Borrower, and such Excess Cash Flow shall be applied as follows: (i) if the Consolidated Leverage Ratio as of the last day of such fiscal year is 3.25 to 1.00 or greater, first, to satisfy the Minimum Liquidity Requirement (first by application of such proceeds to the repayment of the Working Capital Loans then outstanding and second by the retention of such proceeds by the Borrower to the extent necessary to satisfy the Minimum Liquidity Requirement) and second, (x) 50% of the remaining Excess Cash Flow to repay all or a portion of the Working Capital Loans (subject to reborrowing) then outstanding pursuant to the Working Capital Credit Agreement (on the understanding that to the extent such 50% exceeds such outstanding Working Capital Loans, the excess amount may be retained by the Borrower) and (y) 50% of the remaining Excess Cash

Flow to prepay the principal amount of the Loans and (ii) if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 3.25 to 1.00, first, 50% of such Excess Cash Flow to be retained by the Borrower for working capital, and second, the remaining Excess Cash Flow shall be used to satisfy the Minimum Liquidity Requirement (first by application of such proceeds to the repayment of the Working Capital Loans then outstanding and second by the retention of such proceeds by the Borrower to the extent necessary to satisfy the Minimum Liquidity Requirement) and third, (x) 50% of the remaining Excess Cash Flow (after satisfaction of the Minimum Liquidity Requirement) to repay all or a portion of the Working Capital Loans (subject to reborrowing) then outstanding pursuant to the Working Capital Credit Agreement (on the understanding that to the extent such 50% exceeds such outstanding Working Capital Loans, the excess amount may be retained by the Borrower) and (y) 50% of the remaining Excess Cash Flow to prepay the outstanding principal amount of the Loans.

(f) Notwithstanding anything to the contrary herein, any Lender may elect, by notice to the Borrower prior to any prepayment of Loans required to be made by the Borrower pursuant to this Section 2.07, to decline all (but not a portion) of its share of such prepayment (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment. To the extent such non-declining Lenders elect to decline their share of such Declined Proceeds, such Declined Proceeds may be retained by the Borrower for working capital and general corporate purposes.

(g) All prepayments of the Loans under this Section 2.07 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(h) If an Event of Default exists, each prepayment pursuant to subsections (b), (c), (d) and (e) above shall (i) not be applied to satisfy the Minimum Liquidity Requirement and (ii) be applied (x) up to 50% of the remaining net proceeds or Excess Cash Flow, as applicable, to (i) first, repay all or a portion of the Working Capital Loans then outstanding pursuant to the Working Capital Credit Agreement and (ii) second, cash collateralize the letters of credit issued pursuant to the Working Capital Credit Agreement (and in the case of subsections (b)(1), (c) and (d), together with a concurrent permanent reduction to the commitment to make Working Capital Loans or issue letters of credit equal to the sum of such repayment and cash collateral) and (y) the remaining net proceeds or Excess Cash Flow, as applicable, to prepay the outstanding principal amount of the Loans.

2.08 Interest. (a) Subject to the provisions of Section 2.08(b), the Term Loans shall bear interest at a rate per annum equal to 7.50% per annum.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(v) If, as of the last day of any fiscal quarter of the Borrower, Fixed Price Contracts of the Borrower and its Subsidiaries (excluding business conducted pursuant to the HillStone International LLC joint venture) exceed 25% of the Borrower’s and its Subsidiaries’ revenue for the next twelve (12) months as set forth in the most recent backlog report, the principal amount of all outstanding Obligations hereunder shall bear interest at a rate per annum at all times during the immediately succeeding fiscal quarter of the Borrower equal to the Default Rate to the fullest extent permitted by applicable Laws. The determination of whether there has been a breach of the threshold requirements set forth in this clause (v) shall be based upon the Compliance Certificate relating to the relevant determination date.

(vi) If, as of the last day of any fiscal quarter of the Borrower, (i) accounts receivable of the Borrower and its Subsidiaries payable by all account debtors located in any individual country that is not a Permitted Country (other than the United Arab Emirates), for which more than 120 days have elapsed from the invoice date with respect to such accounts receivable, exceed 10% (the numerator being the sum of all accounts aged more than 120 days in a given country) out of the total outstanding accounts receivable of the Borrower and its Subsidiaries or (ii) accounts receivable of the Borrower and its Subsidiaries payable by all account debtors located in the United Arab Emirates, for which more than 120 days have elapsed from the invoice date with respect to such accounts receivable, exceed 14% (the numerator being the sum of all accounts aged more than 120 days in the United Arab Emirates) out of the total outstanding accounts receivable of the Borrower and its Subsidiaries; provided, that, in each case, the Libya Receivable that exists as of the Closing Date shall be excluded for purposes of determining compliance with this clause (vi) (from both the numerator and denominator of all calculations), the principal amount of all outstanding Obligations hereunder shall bear interest at a rate per annum at all times during the immediately succeeding fiscal quarter of the Borrower equal to the Default Rate to the fullest extent permitted by applicable Laws. The determination of whether there has been a breach of the threshold requirements set forth in this clause (vi) shall be based upon the Compliance Certificate relating to the relevant determination date.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. The Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (New York City time) on the date specified herein. On the date that such payment is deemed received (as set forth below), the Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, at any time that Obsidian Agency Services, Inc. serves as the Administrative Agent hereunder, (a) the Lenders shall directly fund the Term Loans to the Borrower, (b) each Lender shall provide wire instructions to the Borrower with respect to payments to be received from the Borrower hereunder and the Borrower shall directly make any payments required or permitted hereunder to the Lenders and (c) neither the Lenders nor the Borrower shall remit any funds to the Administrative Agent to forward to another party hereunder.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Term Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Term Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or an Impacted Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in the foregoing clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request of the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(II) executed originals of Internal Revenue Service Form W-8ECI;

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation;

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN; or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 [Intentionally Omitted].

3.03 [Intentionally Omitted].

3.04 Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender any other condition, cost or expense affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 [Intentionally Omitted].

3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guarantee and Collateral Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of the Secretary of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each officer thereof authorized to act as an authorized officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and each Guarantor is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of (i) Duane Morris LLP, counsel to the Loan Parties and (ii) any special local counsel to the Loan Parties, in each case, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vi) a certificate, signed by at least two of the following: the chief executive officer, chief financial officer, or chief operating officer, of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate, signed by at least two of the following: the chief executive officer, chief financial officer, or chief operating officer of the Borrower, certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) true, correct and complete copies of all Material Bond Indemnity Agreements;

(ix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(x) Uniform Commercial Code financing statements suitable in form and substance for filing in all places required by applicable law to perfect the Liens of the Administrative Agent under the Collateral Documents as a second priority Lien (subject only to Permitted Liens) as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be reasonably necessary under applicable law to perfect the Liens of the Administrative Agent under such Collateral Documents as a second priority Lien (subject only to Permitted Liens) in and to such other Collateral as the Administrative Agent may require including without limitation the delivery by the Loan Parties of all certificates evidencing pledged interests, accompanied in each case by duly executed stock powers (or other appropriate transfer documents) in blank affixed thereto;

(xi) Uniform Commercial Code search results showing only those Liens as are acceptable to the Administrative Agent;

(xii) evidence that the all Indebtedness (excluding any Indebtedness permitted under Section 7.02 hereof) of the Borrower, any Guarantor and their Subsidiaries existing on the Closing Date has been repaid or cancelled, all documentation representing such Indebtedness shall have been terminated and all Guarantees, Liens and security interests associated therewith have been released, or that reasonably adequate measures have been or concurrently with the Closing Date are being taken to terminate such documentation and release such Guarantees, Liens and security interests, except as otherwise agreed by Administrative Agent;

(xiii) the (a) Audited Financial Statements and (b) GAAP unaudited consolidated or combined, as applicable, balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries for (i) each subsequent fiscal quarter ended 46 days before the Closing Date and (ii) to the extent available, each fiscal month after the most recent fiscal quarter for which financial statements were received by the Lenders as described above and ended 31 days before the Closing Date and, in each case, in form and substance satisfactory to the Administrative Agent and certified by at least two of the following: the chief executive officer, chief financial officer, or chief operating officer of the Borrower;

(xiv) fully executed copies of the Working Capital Loan Documents, including, without limitation, a fully executed copy of the amendment to the Working Capital Credit Agreement (the “Working Capital Credit Agreement Amendment”), in form and substance satisfactory to the Administrative Agent (including without limitation, provisions thereof that (A) extend the maturity date thereof to no earlier than March 31, 2015,

(B) permanently reduce the commitment to make the Working Capital Loans to a maximum amount of $65,000,000, and (C) permit the incurrence of the Obligations and the Liens securing the Obligations; certified as true and correct copies thereof signed by at least two of the following: the chief executive officer, chief financial officer, or chief operating officer of the Borrower, together with a certificate, signed by at least two of the following: the chief executive officer, chief financial officer, or chief operating officer of the Borrower, stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xv) a certificate from at least two of the following: the chief executive officer, chief financial officer, or chief operating officer of the Borrower, to the effect that, immediately after giving effect to any Credit Extension hereunder and the use of the proceeds thereof, the Borrower, individually and together with its Subsidiaries on a consolidated basis, is and will be Solvent;

(xvi) a fully executed Intercreditor Agreement, executed by all the parties thereto, including the Working Capital Agent; and

(xvii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender reasonably may require.

(b) (i) All fees required to be paid to the Administrative Agent on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional reasonable amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Closing Date shall in no event occur later than October 18, 2012.

(e) No Material Adverse Effect shall have occurred and no disruption, adverse change or condition in the financial, lending or capital markets generally in each case, in the Administrative Agent’s sole judgment, at any time prior to the Closing Date.

(f) The Administrative Agent does not become aware of any new or inconsistent information or other matter not previously disclosed to the Administrative Agent relating to the Loan Parties or the Credit Extensions which the Administrative Agent, in its reasonable judgment, deems material and adverse relative to the information or other matters disclosed to the Administrative Agent prior to the date hereof.

(g) Except as set forth on Schedule 5.06, there shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, could reasonably be expected to materially impair any of the transactions contemplated by the Loan Documents, or that could reasonably be expected to have a Material Adverse Effect.

(h) All requisite Governmental Authorities and other material third parties shall have approved or consented to the Credit Extensions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Credit Extensions.

(i) The Administrative Agent shall have completed a legal due diligence investigation of the Loan Parties in scope, and with results, satisfactory to the Administrative Agent, including without limitation, as to environmental concerns, corporate structure, capital structure, other debt instruments, governing documents, and the tax, accounting, legal, regulatory, environmental and other issues relevant to the Loan Parties, and shall have been given access to the external independent auditors, management, records, books of account, contracts and properties of the Loan Parties and shall have received such other information regarding the Loan Parties as it shall have requested.

(j) (i) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.01, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, (ii) no Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof, and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate, in form and substance satisfactory to Administrative Agent, certifying as to the matters set forth in clauses (i) and (ii).

(k) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof

(l) The Administrative Agent shall have received copies of all audit reports and related work papers, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them, in each case, for the three (3) years preceding the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. Upon the filing of Uniform Commercial Code financing statements pursuant to Section 4.01(a)(x) or Section 6.12, as the case may be, and the delivery of Pledged Equity pursuant to the Guarantee and Collateral Agreement, no other approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the second priority nature thereof) or (d) the exercise by the Administrative Agent or any Secured Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated as of June 30, 2012, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments. (a) The Borrower and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for (i) such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) Permitted Liens.

(b) Schedule 5.08(b) sets forth a complete and accurate list, as of the Closing Date, of (i) all Material Real Property Interests of the Borrower and each of its Subsidiaries and (ii) each location where tangible personal property with a fair market value in excess of $2,500,000 or material books and records are located.

5.09 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those set forth on Schedule 5.11 which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is party to any tax sharing agreement.

5.12 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13 Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (other than Permitted Liens). As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. Each non-wholly owned Domestic Subsidiary is an Immaterial Subsidiary.

5.14 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material).

5.16 Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Except, in each case, as set forth on Schedule 5.17 and as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. As of the Closing Date and immediately after giving effect to any Credit Extension hereunder and the use of the proceeds thereof, the Borrower, individually and together with its Subsidiaries on a consolidated basis, is and will be Solvent.

5.19 Casualty, Etc. Neither the businesses nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last two years.

5.21 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable second priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for the delivery of Pledged Equity pursuant to the Guarantee and Collateral Agreement and the filings completed on or prior to the Closing Date (including without limitation the filing of Uniform Commercial Code financing statements pursuant to Section 4.01(a)(x)) and as otherwise contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.22 Working Capital Loan Documents. After giving effect to the amendment to the Working Capital Loan Documents on the Closing Date, no Default or Event of Default exists, or has occurred and is continuing under and as defined in the Working Capital Loan Documents. The Administrative Agent and the Lenders have received true, correct and complete copies of all of the Working Capital Loan Documents in effect as of the Closing Date.

5.23 Foreign Assets Control Regulations, Etc. (a) Neither the borrowing of the Loans by the Borrower hereunder nor its use of the proceeds thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”) or (iv) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001). No part of the proceeds from the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) No Loan Party (i) is or will become a “blocked person” as described in Section 1.01 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person.

(c) The Borrower and its Subsidiaries are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001).

5.24 Sanctioned Persons. None of the Loan Parties nor, to the knowledge of the Borrower, any director, officer, agent, employee or Subsidiary of any of the Loan Parties is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations for which no claim has then been asserted in accordance with this Agreement) hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, to be audited and accompanied by (i) a report and opinion of EisnerAmper LLP or another independent certified public accountant of recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending September 30, 2012), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, to be certified by at least two of the following: the chief executive officer, chief financial officer, or chief operating officer of the Borrower, as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within 45 days after the end of each fiscal month of the Borrower (commencing with the fiscal month ending September 30, 2012), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations for such fiscal month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, to be certified by at least two of the following: the chief executive officer, chief financial officer, or chief operating officer of the Borrower, as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes;

(d) as soon as available, but in any event within 45 days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year;

(e) as soon as available, but in any event within 45 days after the end of each fiscal quarter, (i) an aged schedule of accounts receivable of the Borrower, listing the name and amount due from each debtor on such accounts receivable and showing the aggregate amounts due from (A) 0 to 30 days, (B) 31 to 60 days, (C) 61 to 90 days and (D) more than 90 days, and (ii) the Borrower and each of its Subsidiaries’ work in process report, in each case, certified as accurate by at least two of the following: the chief executive officer, chief financial officer, or chief operating officer of the Borrower, and otherwise in form and substance satisfactory to the Administrative Agent; and

(f) no later than 45 calendar days after the end of each fiscal quarter, commencing on November 15, 2012, a report in form reasonably satisfactory to the Administrative Agent setting forth a detailed summary of (a) the Borrower’s and its Subsidiaries Indebtedness, including all intercompany Indebtedness (which shall constitute Pledged Notes in the case of Indebtedness owed to a Loan Party in accordance with Section 7.02(d) of the Credit Agreement) and all letter of credit facilities and Investments made under Section 7.03 during the applicable fiscal quarter, and (b) any changes to the capital structure of the Borrower and its Subsidiaries, including as a result of the formation or acquisition of new Subsidiaries, together with a certification as to compliance with the covenants contained in Section 6.04, including the absence of a default with respect to any Indebtedness that would constitute an Event of Default.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c) (commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2012), a duly completed Compliance Certificate signed by at least two of the following: the chief executive officer, chief financial officer, or chief operating officer of the Borrower;

(b) promptly after any request by the Administrative Agent or any Lender (and in any event, whether requested or not, at least once per calendar year), copies of any detailed audit reports and related work papers, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, as well as one call or meeting per calendar year with the audit chairperson of the board of directors of the Borrower and the lead audit partner at the Borrower’s accounting firm;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary;

(e) as soon as available, but in any event within 45 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (including summaries of the type, amount and carrier of such coverage) and bonding coverage (including summaries of the amount of such bonding, contracts covered thereby and applicable surety) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(f) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(g) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(h) promptly after delivery or receipt thereof, copies of all reports, notices and other documents delivered to or received from the Working Capital Agent under the Working Capital Loan Documents.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of at least two of the following: the chief executive officer, chief financial officer, or chief operating officer of the Borrower, setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, unless, in each such case, the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing (except, with respect to any Subsidiary, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Except to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance. The Administrative Agent and the Lenders acknowledge that the insurance reflected on the insurance certificate furnished pursuant to Section 4.01(a)(ix) and the insurance carriers providing such insurance reflected on such certificate are acceptable to the Administrative Agent and such Lenders as of the Closing Date.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties (including the inventory and such other Collateral located on any such property), to perform appraisals of its equipment, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, in each case, the results of which must be satisfactory to such Lender in such Lender’s reasonable discretion, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that the Borrower shall only be obligated to reimburse the reasonable out-of-pocket expenses of one such on-site visit and inspection per calendar year and one off-site visit and inspection per calendar year, which may include a telephonic or video conference; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower, as often as may be desired, at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions toward the partial payment of the Working Capital Obligations (together with a concurrent permanent reduction to the commitment to make Working Capital Loans in the amount of such payment), the payment of fees and expenses incurred in connection with this Agreement and/or in connection with the amendment of the Working Capital Credit Agreement on the Closing Date, and for other general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Covenant to Guarantee Obligations and Give Security; Further Assurances.

(a) Formation or Acquisition of New Subsidiary; Designation of Loan Parties. Upon the formation or acquisition of any new direct or indirect Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) by any Loan Party or the designation of a Person that was an Immaterial Subsidiary as a Person that will become a Loan Party pursuant to this Section as described in the definition of “Immaterial Subsidiary”, then the Borrower shall, at the Borrower’s expense:

(i) within 30 days after such formation, acquisition or designation, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent an Assumption Agreement, pursuant to which such Person shall guaranty the Obligations and pledge a security interest in and to all of its assets (limited so that in no event shall more than 65% of the total outstanding voting Equity Interests of any CFC be pledged as Collateral) in support of such guaranty in accordance with the terms and conditions thereof,

(ii) within 30 days after such formation, acquisition or designation, furnish to the Administrative Agent a description of the Material Real Property Interests personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent,

(iii) within 30 days after such formation, acquisition or designation, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Equity in and of such Subsidiary, and other instruments of the type specified in Section 5.6 of the Guarantee and Collateral Agreement), securing payment of all the Obligations and constituting Liens on all such personal properties and Material Real Property Interests,

(iv) within 45 days after such formation, acquisition or designation, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements and the giving of notices) may be necessary or reasonably advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Assumption Agreement, Mortgages and other Collateral Documents delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, or as may be reasonably necessary to assure title therein or protect such Liens (including entering into satisfactory landlord waivers and access letters for each location where tangible personal property with a fair market value in excess of $2,500,000 or material books and records are located or will be located),

(v) within 60 days after such formation, acquisition or designation, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi) as promptly as practicable after such formation, acquisition or designation, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each Material Real Property Interest of the entity that is the subject of such formation, acquisition or designation, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent (it being understood and agreed that the Administrative Agent will not request surveys, engineering or environmental reports not otherwise being obtained by the Borrower or any Subsidiary in connection with such formation, acquisition or designation if the cost of obtaining such surveys or reports is excessive (as determined by the Administrative Agent) in relation to the benefit to the Lenders when assessed both individually and in light of the value of all other Collateral), provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such Material Real Property Interest, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b) Acquisition of Property. Upon the acquisition of any property by any Loan Party (including, without limitation, any Material Real Property Interest), if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected second priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:

(i) within 30 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail reasonably satisfactory to the Administrative Agent,

(ii) within 30 days after such acquisition, cause the applicable Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations,

(iii) within 45 days after such acquisition, cause each Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements and the giving of notices) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties, or as may be reasonably necessary to assure title therein or protect such Liens (including entering into satisfactory landlord waivers and access letters for each location where tangible personal property with a fair market value in excess of $2,500,000 or material books and records are located or will be located),

(iv) within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request; and

(v) as promptly as practicable after any acquisition of any Material Real Property Interest, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such Material Real Property Interest, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent (it being understood and agreed that the Administrative Agent will not request surveys, engineering or environmental reports not otherwise being obtained by the Borrower or any Subsidiary in connection with such formation or acquisition if the cost of obtaining such surveys or reports is excessive (as determined by the Administrative Agent) in relation to the benefit to the Lenders when assessed both individually and in light of the value of all other Collateral), provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such Material Real Property Interest, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(c) Deposit Accounts and Collections. Subject to Section 7.16, the Borrower shall, and shall cause each Loan Party to ensure that all collections and/or payments in respect of accounts or other Collateral and all other proceeds whatsoever of or from any Collateral are promptly paid into one or more deposit accounts subject to an Account Control Agreement in accordance with procedures and arrangements reasonably acceptable to the Administrative Agent and subject only to such changes as may be approved in advance by the Administrative Agent. To the extent that any collections and/or payments with respect to accounts or other Collateral or any other proceeds whatsoever of or from any Collateral are not sent directly to such accounts in accordance with procedures and arrangements reasonably acceptable to the Administrative Agent, such collections, payments and/or proceeds shall be held in trust for the benefit of the Administrative Agent and the Working Capital Agent (subject to the applicable provisions of the Intercreditor Agreement) and immediately remitted for transfer to such accounts. So long as no Event of Default has occurred and is continuing, the Loan Parties shall be permitted to withdraw funds from such accounts without any restriction and without the consent of the Administrative Agent.

(d) Further Assurances Generally. At any time upon the reasonable request of the Administrative Agent, the Borrower shall, at the Borrower’s expense, or cause any applicable Subsidiary to, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, (ii) promptly execute and deliver Notices of Assignment under the Assignment of Claims Act of 1940 or similar applicable state Laws, and otherwise do all acts and things and execute all documents necessary or advisable, in Administrative Agent’s sole discretion, with respect to any contract with a Governmental Authority, and (iii) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including, without limitation, landlord waivers and access letters with respect to locations where tangible personal property with a fair market value in excess of $2,500,000 or material books and records are located) as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party.

6.13 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14 Surety Bonds. Maintain bonding coverage, if required pursuant to the agreements for the provision of services to which the Borrower or any such Subsidiary is a party, in terms and amounts satisfactory to the Administrative Agent for existing and projected work provided by a surety listed on the U.S. Treasury Department’s Treasury’s List of Approved Sureties and, at the time the bonding relationship is entered into, having a “Secure” A.M. Best Rating (B+ or better).

6.15 Foreign Subsidiaries. Except as set forth on Schedule 6.15, cause each Subsidiary of the Borrower that is not a Domestic Subsidiary to be owned 100% (directly or indirectly) by Hill International N.V.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification obligations for which no claim has then been asserted in accordance with this Agreement) hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor (provided that if any such financing statement is filed without the knowledge or consent of the Borrower or the applicable Subsidiary, the Borrower or such Subsidiary shall terminate such financing statement within forty-five (45) days after obtaining knowledge thereof), or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(c), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(c);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, encroachments, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the applicable Person and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the ordinary conduct of business of the applicable Person; and

(h) Liens securing judgments, decrees, attachments and awards for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) landlords’ and lessors’ Liens in respect of rent not in default, in each case other than Liens of any such landlord or lessor that have been waived in a landlord agreement or access letter delivered pursuant to Section 4.01 or 6.12 of this Agreement or as required pursuant to any Collateral Document;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments permitted under Section 7.03, provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries, except to the extent required to be waived pursuant to any agreement delivered pursuant to Section 4.01 or 6.12 of this Agreement or any Account Control Agreement or other Collateral Document delivered in connection herewith;

(m) Uniform Commercial Code financing statements filed for precautionary purposes in connection with “true” operating leases;

(n) any interest or title (i) of a lessor or sublessor under leases or subleases; or (ii) secured by a lessor’s or sublessor’s interests under leases, entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, but only to the extent such interest or title extends only to the applicable leased property;

(o) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the UCC) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(q) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;

(r) licenses or sublicenses granted to third Persons, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;

(s) Liens securing Indebtedness permitted under Section 7.02(i); provided that (i) such Liens do not at any time encumber any property other than the property (and proceeds thereof) financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of such acquisition;

(t) Liens securing the Working Capital Obligations permitted by Section 7.02(o), provided that, such Liens are subject to the Intercreditor Agreement; and

(u) Liens not otherwise permitted by this Section to the extent that the aggregate outstanding amount principal amount of the obligations secured thereby does not at any time exceed $2,000,000.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under this Agreement or any other Loan Document;

(b) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(c) Indebtedness outstanding on the Closing Date (and in the case of a revolving credit or similar facility, Indebtedness in an amount up to the maximum availability thereunder as in effect on the Closing Date) and listed on Schedule 7.02(c) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(d) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower outstanding on the Closing Date and listed on Schedule 7.02(d) and additional Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower (other than the types of Indebtedness described in Section 7.02(p)), which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party (other than certain Indebtedness disclosed on such schedule under the heading “To/From”, to the extent such Indebtedness is not of the type described in Section 7.02(p), which need not be evidenced by Pledged Notes), constitute “Pledged Notes” under the Guarantee and Collateral Agreement (and such Pledged Notes shall, subject to the applicable provisions of the Intercreditor Agreement, be delivered to the Administrative Agent in accordance with the Guarantee and Collateral Agreement) except to the extent that creation and delivery of a Pledged Note could reasonably be expected to cause a material tax consequence, (ii) be on terms reasonably acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03;

(e) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary; provided, in the case of any Guarantee by any Loan Party of any Indebtedness of any Person that is not a Loan Party, that such Investment is permitted by Section 7.03(b);

(f) performance guaranties issued by the Borrower or any Subsidiary of the operating obligations of any of its Subsidiaries made in the ordinary course of business; provided, that any such guaranty shall exclude any guaranty of the payment of such Subsidiary’s monetary obligations;

(g) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,500,000;

(h) Indebtedness (other than the types of Indebtedness described in Sections 7.02(d) and (p)) of the Borrower’s foreign Subsidiaries incurred (a) in connection with advance payment or performance guaranties outstanding on the Closing Date (and in the case of a revolving credit or similar facility, Indebtedness in an amount up to the maximum availability thereunder as in effect on the Closing Date) and listed on Schedule 7.02(h) and any refinancings, refundings. renewals or extensions thereof. provided, that (i) the amount of such Indebtedness (as measured in and by the applicable currency set forth on Schedule 7.02(h)) is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to such foreign Subsidiary or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate, and (b) in addition to Indebtedness otherwise permitted under Section 7.02 (including clause (a) above), and not limited to the types of Indebtedness in clause (a) above, up to an aggregate of $8,000,000 at any time outstanding;

(i) Indebtedness incurred in connection with an Investment permitted under Section 7.03(f) (including existing Indebtedness of a Person acquired in connection with such Investment provided such Indebtedness was not incurred solely in contemplation of such Investment) in an aggregate amount at any one time outstanding of no more than $2,000,000 (the “Permitted Acquisition Indebtedness”);

(j) (i) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments in connection with Investments permitted under Section 7.03 and Dispositions permitted under Section 7.05; and (ii) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment permitted under Section 7.03;

(k) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(l) Indebtedness in respect of netting services, overdraft protections and similar arrangements and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business;

(m) Indebtedness representing deferred compensation to directors, officers and employees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business and consistent with past practice;

(n) to the extent constituting Indebtedness, judgments, decrees, attachments or awards not constituting an Event of Default under Section 8.01(h);

(o) Working Capital Obligations in an aggregate principal amount not exceeding the Maximum Working Capital Amount and the amount permitted under the Intercreditor Agreement;

(p) other Indebtedness (not described in any other clause of this Section, as to which such clause shall govern the Indebtedness and this clause (p) shall not be additive thereto) in an aggregate principal amount not to exceed $2,500,000 at any time outstanding;

(q) Indebtedness of foreign Subsidiaries of the Borrower arising in the ordinary course of business from payments made by one or more Loan Parties or one or more Subsidiaries of the Borrower to third parties on behalf of one or more of such foreign Subsidiaries or from non-cash Investments by one or more Loan Parties or one or more Subsidiaries of the Borrower to one or more of such foreign Subsidiaries resulting from the application of the Borrower’s transfer pricing policy, resulting from the Borrower paying for insurance premiums in the ordinary course of business, relating to information technology allocations, relating to outside payroll-related services or for or relating to stock-based compensation; and

(r) Indebtedness to repay Investment permitted under Section 7.03(b);

provided (for the sake of clarity), that if Indebtedness incurred meets the criteria of more than one of the types of Indebtedness described in the subsections above, the Borrower in its sole discretion may elect the subsection in which to classify such action or event.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, including Investments by Hill N.V. and Gerens (each as defined in Section 7.03(l)) made by honoring the underlying obligations described in clauses (i), (ii) and (iii) of Section 7.03(l) and (iv) so long as (x) no Default has occurred and is continuing or would result from such Investment and (y) immediately before and immediately after giving effect to such Investment, Borrower shall have satisfied the Minimum Liquidity Requirement, additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties (but not for the purposes described in clause (l) of this Section) in an aggregate amount made from and after the Closing Date not to exceed $4,000,000 at any time outstanding;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Guarantees permitted by Section 7.02;

(e) Investments existing on the Closing Date (other than those referred to in Section 7.03(b)(i)) and set forth on Schedule 7.03;

(f) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, (1) unless and until the Consolidated Leverage Ratio is less than or equal to 3.75 to 1.00, the Borrower and its Subsidiaries shall be prohibited from making any Investment described in this Section 7.03(f) without the prior written consent of the Required Lenders, (2) notwithstanding the foregoing, the Borrower shall be permitted to make acquisitions of up to an aggregate amount of $10,000,000 under, and subject to meeting the other requirements set forth in, this Section 7.03(f) without satisfying such Consolidated Leverage Ratio test, so long as the sole forms of consideration provided by the Borrower consist of Equity Interests in the Borrower and the assumption of future obligations under ordinary course contracts to which such Person is a party prior to the applicable transaction (such acquisitions, “Stock-Based Acquisitions”), (3) notwithstanding anything to the contrary contained herein, Investments by the Borrower and its Subsidiaries under this Section 7.03(f) on and after the Closing Date, when combined with Investments by the Borrower and its Subsidiaries under Section 7.03(m) on and after the Closing Date, not including Investments relating to Stock-Based Acquisitions, shall not exceed $10,000,000 (cumulative) without the prior written consent of the Required Lenders, and (4) with respect to each purchase or other acquisition made pursuant to this Section 7.03(f):

(i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(iii) the total consideration paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition shall not exceed $10,000,000;

(iv) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing, (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11; provided that, in the event Indebtedness is incurred in connection with such purchase or acquisition the Consolidated Leverage Ratio, on a pro forma basis, shall be less than the then-applicable ratio required by Section 7.11(b) minus 0.25 (the “Additional Leverage Requirement”); provided further that, for the purpose of the calculations set forth above, Consolidated EBITDA attributable to such purchase or acquisition shall only be permitted to be included in the calculation of the Additional Leverage Requirement; in each case, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and giving effect to any other material purchases or acquisitions that have occurred during such fiscal period, and (C) immediately before and immediately after giving effect to any such purchase or other acquisition, the Borrower shall have satisfied the Minimum Liquidity Requirement; and

(v) the Borrower shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, (A) a Compliance Certificate (signed by at least two of the following: the chief executive officer, chief financial officer or chief operating officer of the Borrower) evidencing pro forma compliance with the financial covenants as described in clauses (f)(l) (if applicable) and (iv)(B) above, together with all relevant financial information with respect to such purchase or acquisition (including, without limitation, historical financial information, internally prepared projections and business plans) and such other information as reasonably requested by the Administrative Agent; and (B) a certificate signed by at least two of the following: the chief executive officer, chief financial officer or chief operating officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this Section 7.03(f) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(g) (i) advances of payroll payments to employees in the ordinary course of business and consistent with past practice and (ii) other loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $100,000 at any time outstanding;

(h) Investments of any Person existing at the time such Person becomes a Subsidiary of any Loan Party or consolidates or merges with the Borrower or any of its Subsidiaries (including in connection with an Investment permitted under Section 7.03(f)), so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(j) to the extent constituting Investments, lease, utility and other similar deposits made in the ordinary course of business consistent with past practices;

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit pursuant to Article 3 of the UCC and customary trade arrangements with clients pursuant to Article 4 of the UCC, in each case in the ordinary course of business consistent with past practices;

(l) So long as no Default has occurred and is continuing or would result therefrom, Investments by the Borrower in Hill International N.V. (“Hill N.V.”) in an aggregate amount not to exceed $23,000,000 in cash (with no restriction on any such Investments paid by delivery of the Borrower’s Equity Interests) made for the purposes of (i) permitting Hill N.V. to purchase the shares of minority shareholders of Gerens Hill International, S.A. (“Gerens”) to the extent Hill N.V. is obligated to do so pursuant to an agreement entered into with said minority shareholders at the time of Hill N.V.’s acquisition of 60% of the outstanding capital stock of Gerens on or about February 15, 2008, (ii) permitting Gerens to purchase the shares of minority shareholders of Engineering S.A. Servicos Tecnicos (“S.A.”) to the extent Gerens is obligated to do so pursuant to an agreement entered into with said minority shareholders at the time of Gerens’ acquisition of 60% of the outstanding capital stock of S.A. on or about February 28, 2011 (the “Original ESA Acquisition”) and (iii) permitting Gerens to fulfill its remaining payment obligations owing in connection with the Original ESA Acquisition; provided that the aggregate amount of cash Investments for the purposes set forth in clauses (i), (ii) and (iii) above shall not exceed $13,000,000, $10,000,000 and $6,000,000, respectively (each of which shall be reduced whenever an obligation described in clause (i), (ii) or (iii), as applicable, is paid from a source other than a cash Investment that is the subject of this subsection as follows: with respect to any payment made for an obligation described in clause (i) or (ii), 50% of such payment; and with respect to any payment made for an obligation described in clause (iii), 100% of such payment); provided further that the obligations described in clauses (i), (ii) and (iii) above shall first be satisfied using Gerens’ and its Subsidiaries’ cash and cash equivalents to the extent said cash (or cash equivalents) exceeds $1,000,000 at the time such obligations are payable, but payment from such cash and cash equivalents shall be required only after such time as and to the extent that the Borrower is able, directly or indirectly, to control distributions and dividends by Gerens or any such Subsidiaries, as applicable; and

(m) other Investments (not described in any other clause of this Section, as to which such clause shall govern the Investment and this clause (m) shall not be additive thereto) at any time outstanding not exceeding $5,000,000 in the aggregate, provided that, unless and until the Consolidated Leverage Ratio is less than or equal to 3.75 to 1.00, the Borrower and its Subsidiaries shall be prohibited from making any Investment described in this Section 7.03(m) without the prior written consent of the Required Lenders, provided, further, that, notwithstanding anything to the contrary contained herein, Investments by the Borrower and its Subsidiaries under this Section 7.03(m) on and after the Closing Date, when combined with Investments by the Borrower and its Subsidiaries under Section 7.03(f) on and after the Closing Date, not including Investments relating to Stock-Based Acquisitions, shall not exceed $10,000,000 (cumulative) without the prior written consent of the Required Lenders;

provided, however, that notwithstanding the foregoing, the Investments specified in clauses (a) or (k) shall be subject to Account Control Agreements to the extent required by the Guarantee and Collateral Agreement, provided further (for the sake of clarity), that if an Investment meets the criteria of more than one of the types of Investments described in the subsections above, the Borrower in its sole discretion may elect the subsection in which to classify such action or event.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d) in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person; and

(e) so long as no Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied in accordance with Section 2.07 to the purchase price of such replacement property;

(d) Dispositions of property (including any Equity Interest of any Subsidiary) by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions permitted by Section 7.04;

(f) Dispositions of any unsecured Indebtedness owed to a Loan Party by another Loan Party or any other Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, provided that after giving effect to such transfer, the Investment of such Indebtedness in the transferee Subsidiary would otherwise be permitted under Section 7.03(b)(iv);

(g) Dispositions consisting of the compromise, settlement or collection of accounts receivable in the ordinary course of business, consistent with past practices; and

(h) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (h) in any fiscal year shall not exceed $2,500,000;

provided, however, that any Disposition pursuant to Section 7.05(a), (b), (c) or (h) shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests; and

(d) the Borrower may purchase, redeem or otherwise acquire for cash Equity Interests of the Borrower on the open market from Persons who are neither insiders of the Borrower nor relatives of insiders of the Borrower, provided that, (i) immediately before and immediately after giving effect to such purchase or redemption, Borrower shall have satisfied the Minimum Liquidity Requirement, (ii) the aggregate amount of such cash payments shall not exceed $2,000,000 and (iii) no Default shall have occurred and be continuing at the time.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties, (b) a transaction between or among any Subsidiaries of the Borrower that are not Loan Parties, (c) transactions, arrangements, reimbursements and indemnities permitted between or among Loan Parties, (d) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries, (e) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, or (f) non-exclusive, royalty-free licenses of any of the Borrower’s or Subsidiaries’ trademarks, trade names and business systems by Loan Parties to Subsidiaries which are not Loan Parties.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the Closing Date and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants. (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio for each Measurement Period ending on each date set forth below to be greater than the corresponding ratio set forth opposite such date:

Measurement Period	Consolidated Leverage Ratio
December 31, 2012	9.00 to 1.00
March 31, 2013	7.35 to 1.00
June 30, 2013	7.00 to 1.00
September 30, 2013	7.00 to 1.00
December 31, 2013	7.00 to 1.00
March 31, 2014	7.00 to 1.00
June 30, 2014	7.00 to 1.00
September 30, 2014	7.00 to 1.00
December 31, 2014	6.75 to 1.00
March 31, 2015	6.75 to 1.00
June 30, 2015	6.75 to 1.00
September 30, 2015	6.75 to 1.00
December 31, 2015 and the last day of each fiscal quarter thereafter	6.50 to 1.00

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for each Measurement Period ending on each date set forth below to be less than the corresponding ratio set forth opposite such date:

Measurement Period	Consolidated Fixed Charge Coverage Ratio
December 31, 2012	0.65 to 1.00
March 31, 2013	0.85 to 1.00
June 30, 2013	0.85 to 1.00
September 30, 2013	0.95 to 1.00
December 31, 2013	0.95 to 1.00
March 31, 2014	0.95 to 1.00
June 30, 2014	0.95 to 1.00
September 30, 2014	0.95 to 1.00
December 31, 2014 and the last day of each fiscal quarter thereafter	1.20 to 1.00

7.12 Amendments of Organization Documents. Amend, modify or waive any of a Loan Party’s rights under its Organization Documents in a manner that could reasonably be expected to be materially adverse to the Administrative Agent or any Lender.

7.13 Accounting Changes. Either (a) change the fiscal year of any Loan Party, or (b) change the accounting policies or reporting practices of the Loan Parties, except as required by GAAP or except for the adoption by the Borrower of the International Financial Reporting Standards (subject to Section 1.03 hereof) (the foregoing not being intended to waive or modify the Loan Parties’ requirement to furnish notice to the Administrative Agent of such change in accounting policies in accordance with the provisions of Section 6.03(d)).

7.14 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, and (b) the Working Capital Obligations.

7.15 Amendment, Etc. of Indebtedness. Amend, modify or change in any manner any term or condition of (a) any Indebtedness set forth in Schedule 7.02, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(c), (b) the Working Capital Obligations (other than to the extent permitted pursuant to the provisions of the Intercreditor Agreement) or (c) any Permitted Subordinated Indebtedness.

7.16 Post-Closing Deliveries. Fail to satisfy any of the requirements set forth on Schedule 7.16 within the time period(s) specified therein.

7.17 Operating Accounts. Permit any of the Borrower’s Subsidiaries and joint ventures that are not Loan Parties to have a calendar month-end cash balance within their unrestricted operating accounts in excess of an aggregate amount equal to $10 million for more than 7 Business Days, provided, however, that the foregoing covenant shall not apply with respect to Gerens Hill International, S.A., Hill International de Mexico, S.A., Gerens Hill Gestion de Activos S.L., Hill International Brasil Participacoes Ltda, Engineering, S.A. Servicos Tecnicos, or Engineering, S.A. Servicos Tecnicos SP.

7.18 Other Domestic Accounts. Permit the Borrower and its domestic wholly-owned Subsidiaries to have in their domestic bank accounts other than those accounts maintained by the Working Capital Agent, a calendar month-end cash balance in excess of an aggregate amount of $25,000 for more than seven (7) Business Days. Subject to compliance with this Section 7.18, the Administrative Agent and the Lenders agree that the Borrower and its domestic Subsidiaries need not comply with the provisions of Section 5.9 of the Guarantee and Collateral Agreement with respect to accounts existing on October 17, 2011.

No payment or transfer of funds otherwise required pursuant to Sections 7.17 or 7.18 herein shall be required to be made if either (a) such payment or transfer would constitute or give rise to a Default or Event of Default, (b) such payment or transfer would cause a material adverse tax consequence to the Borrower or any of its Subsidiaries or (c) such payment or transfer would violate applicable law. In addition, the Borrower and its Subsidiaries shall not be required to comply with the provisions of Sections 7.17 and 7.18 at any time there are no outstanding Working Capital Loans.

7.19 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 7.04 and Section 7.05 and (b) any Capitalized Leases, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Section 7.01 and Section 7.02, as the case may be.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within five days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, 6.14, 6.15 or Article VII or (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in the Guarantee and Collateral Agreement; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary, except in respect of Indebtedness under the Working Capital Credit Agreement or any Default or Event of Default (each as defined in the Working Capital Credit Agreement) thereunder (which are the subject of clause (iv) below), (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) any default occurs under any Material Bond Indemnity Agreement, which default has been declared by the applicable surety to exist and has not been cured or waived prior to the expiration of any applicable grace periods; or (iv) an Event of Default (as defined in the Working Capital Credit Agreement) occurs under the Working Capital Credit Agreement; provided that, with respect to an Event of Default under the Working Capital Credit Agreement pursuant to a breach of Section 7.11 in the Working Capital Credit Agreement, such Event of Default under the Working Capital Credit Agreement shall not constitute an Event of Default in this Section 8.01(e) unless such Event of Default under the Working Capital Credit Agreement results in an acceleration of the maturity of the Indebtedness under the Working Capital Credit Agreement; or

(f) Insolvency Proceedings, Etc. The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) Debarment. Any Loan Party or any Subsidiary thereof is debarred or suspended under Section 9.4 of the Federal Acquisition Regulations or otherwise prohibited from future contracting with agencies of the executive branch of the United States Government.

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(k) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(l) Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Permitted Subordinated Indebtedness or any subordination provision in any guaranty by any Subsidiary of any Permitted Subordinated Indebtedness, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Permitted Subordinated Indebtedness) shall contest in any manner the validity, binding nature or enforceability of any such provision.

(m) Change of Control. There occurs any Change of Control; or

(n) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected second priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations, subject to the Intercreditor Agreement and the provisions of Sections 2.07, 2.15 and 10.14, shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting interest on the Agent Advances arising under the Loan Documents payable to the Administrative Agent;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Agent Advances payable to the Administrative Agent;

Fifth, to payment of that portion of the Obligations constituting interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth. to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them; and

Seventh, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.

Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan

Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 [Intentionally Omitted].

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 2.10(b) and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 2.10(b) and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guaranty Matters. Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) if approved, authorized or ratified in writing in accordance with Section 10.01, or (iv) in connection with a credit bid or purchase authorized under this Section 9.10;

(b) to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(d) to make such disbursements and advances (“Agent Advances”) which the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 10.04. The Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Term Loans. The Administrative Agent shall notify each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Each Lender agrees that it shall make available to the Administrative Agent, upon the Administrative Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Applicable Percentage of each such Agent Advance. If such funds are not made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent; and

(e) to (i) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by the Administrative Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of the Administrative Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of the Administrative Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) the Administrative Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith the Administrative Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Intercreditor Agreement.

(a) EACH LENDER, ON BEHALF OF ITSELF AND ANY OTHER SECURED PARTY WHICH IS AN AFFILIATE THEREOF, HEREBY GRANTS TO THE ADMINISTRATIVE AGENT ALL REQUISITE AUTHORITY TO ENTER INTO OR OTHERWISE BECOME BOUND BY THE INTERCREDITOR AGREEMENT AND TO BIND THE LENDERS AND THE OTHER SECURED PARTIES THERETO BY THE ADMINISTRATIVE AGENT’S ENTERING INTO OR OTHERWISE BECOMING BOUND THEREBY, AND NO FURTHER CONSENT OR APPROVAL ON THE PART OF THE LENDERS OR ANOTHER SECURED PARTY IS OR WILL BE REQUIRED IN CONNECTION WITH THE PERFORMANCE OF THE INTERCREDITOR AGREEMENT.

(b) The Administrative Agent, solely in its capacity as such, shall have no obligations, liabilities, responsibilities or duties under this Agreement or any other Loan Document. The Administrative Agent agrees that it shall not enter into any amendment, waiver, modification or other supplement of the Intercreditor Agreement, or affirmatively provide any consent granted solely to the Administrative Agent pursuant to the terms and provisions of the Intercreditor Agreement, in each case, without the written consent of the Required Lenders.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(h) release any Guarantor from the Guarantee and Collateral Agreement, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guarantee and Collateral Agreement is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Defaulting Lenders), except that (i) the Commitment of Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any amendment, waiver or consent requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys, including those who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys, including those who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender, any Impacted Lender, any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender or Impacted Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all Default Excess and interest accrued thereon attributable to such Defaulting Lender or Impacted Lender, as the case may be.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register the designation, and revocation of such designation, of any Lender as a Defaulting Lender of which the Administrative Agent has received notice. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any such Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including .PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders or Impacted Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or an Impacted Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Defaulting Lenders and Impacted Lenders. (a) Notwithstanding anything contained in this Agreement, if any Lender becomes a Defaulting Lender (defined below), then, to the extent permitted by applicable Law,

(i) Waivers and Amendments. During any Impact Period with respect to such Defaulting Lender, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Loan Payments. Until such time as the Default Excess of such Defaulting Lender shall have been reduced to zero, any payment or prepayment of the Loans of such Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied, first, to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding, until such time as the Outstanding Amount of Term Loans of each Lender shall equal its pro rata share thereof based on its Applicable Percentage (without giving effect to the last sentence in the definition thereof) ratably to the Lenders in accordance with their Applicable Percentages of Loans being repaid or prepaid; and second, to the then outstanding Defaulted Payments owed by such Defaulting Lender (and applicable interest thereon), ratably to the Persons entitled thereto. Any of the such amounts as are reallocated pursuant to this Section 10.14(a)(ii) that are payable or paid (including pursuant to Section 10.08) to such Defaulting Lender shall be deemed paid to such Defaulting Lender and applied by the Administrative Agent on behalf of such Defaulting Lender, and each Lender hereby irrevocably consents thereto.

(iii) Other Payments. Until such time as all Defaulted Payments (defined below) and interest thereon with respect to such Defaulting Lender shall have been paid, the Administrative Agent may (in its discretion and with the irrevocable consent of each Defaulting Lender, which is hereby given) deem any amounts (other than those described in clause (ii) immediately above) thereafter received by the Administrative Agent for the account of such Defaulting Lender (including amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.08) to have been paid to such Defaulting Lender and applied on behalf of such Defaulting Lender, to the then outstanding Defaulted Payments owed by such Defaulting Lender (and applicable interest thereon) ratably to the Persons entitled thereto.

(iv) Certain Fees. With respect to any Defaulting Lender with one or more Defaulted Loans or Defaulted Payments, such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.10(a) for any Impact Period with respect to such Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) for any Impact Period with respect to such Defaulting Lender.

(v) At the request of the Borrower, such Defaulting Lender may be replaced in accordance with Section 10.13.

(vi) No assignments otherwise permitted by Section 10.06 shall be made to (A) a Defaulting Lender or Impacted Lender or (B) any of the Subsidiaries or Affiliates of such Person that are themselves Distressed Persons (as defined below).

(b) Notwithstanding anything to the contrary contained in this Agreement to the contrary, if any Lender becomes an Impacted Lender, then, to the extent permitted by applicable Law:

(i) At the request of the Borrower, such Impacted Lender may be replaced in accordance with Section 10.13.

(ii) No assignments otherwise permitted by Section 10.06 shall be made to a (A) a Defaulting Lender or Impacted Lender or (B) any of the Subsidiaries or Affiliates of such Person that are themselves Distressed Persons (as defined below).

(c) As used in this Agreement:

“Default Excess” means, as at the date of computation thereof with respect to any Defaulting Lender, the sum of the amounts of Defaulted Loans and Defaulted Payments of such Lender at such date.

“Defaulted Loan” has the meaning specified in the definition of “Defaulting Lender”.

“Defaulted Payment” has the meaning specified in the definition of “Defaulting Lender”.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Loans required to be funded by it hereunder (each such Loan, a “Defaulted Loan”) within three Business Days of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder (each such payment, a “Defaulted Payment”) within three Business Days of the date when due, unless the subject of a good faith dispute, or (iii) as to which a Distress Event has occurred, in each case in clauses (i) and (ii) above, for so long as the applicable Impact Period is in effect.

“Distress Event” means, with respect to any Person (each, a “Distressed Person”), (i) the commencement of a voluntary or involuntary case (or comparable proceeding) with respect to such Distressed Person under the Bankruptcy Code or any comparable bankruptcy, insolvency, receivership, reorganization or other debtor relief laws (which, as to any involuntary case or comparable proceeding, has not been dismissed) (ii) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or for any substantial part of such Distressed Person’s assets, (iii) such Distressed Person consummates a forced (in the good faith judgment of the Administrative Agent) liquidation, merger, sale of assets or other transaction resulting, in the good faith judgment of the Administrative Agent, in a change of ownership or operating control of such Distressed Person supported in whole or in part by guaranties, assumption of liabilities or other comparable credit support of (including without limitation the nationalization or assumption of ownership or operating control by) any Governmental Authority and either the Administrative Agent or the Required Lenders have concluded (in their respective, good faith judgment) that any such event described in this clause (iii) increases the risk that such Distressed Person will incur Defaulted Loans or Defaulted Payments, or (iv) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any minimum capital adequacy or liquidity requirement of any Governmental Authority applicable to such Distressed Person.

“Distressed Person” has the meaning specified in the definition of “Distress Event”.

“Impact Period” means, with respect to any Defaulting Lender or Impacted Lender,

(i) in the case of any Defaulted Loan, the period commencing on the date the applicable Defaulted Loan was required to be extended to the Borrower under this Agreement and ending on the earlier of the following: (x) the date on which (A) the related Default Excess with respect to such Defaulting Lender has been reduced to zero (whether by the funding of any Defaulted Loan by such Defaulting Lender, the repayment of Loans by the Borrower, the non-pro-rata application of any prepayment pursuant to Section 10.14(a)(ii) or otherwise) and (B) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment; and (y) the date on which the Borrower, the Administrative Agent and the Required Lenders (not including such Defaulting Lender in any such determination, in accordance with Section 10.14(a)(i)) waive the application of this Section 10.14 with respect to such Defaulted Loans of such Defaulting Lender in writing;

(ii) in the case of any Defaulted Payment, the period commencing on the date the applicable Defaulted Payment was required to have been paid to the Administrative Agent or other Lender under this Agreement and ending on the earlier of the following: (x) the date on which (A) such Defaulted Payment has been paid to the Administrative Agent or other Lender, as applicable, together with (to the extent that such Person has not otherwise been compensated by the Borrower for such Defaulted Payment) interest thereon for each day from and including the date such amount is paid but excluding the date of payment, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with its then-applicable policies regarding interbank compensation (whether by the funding of any Defaulted Payment by such Defaulting Lender, the application of any amount pursuant to Section 10.14(a)(iii) or otherwise) and (B) such Defaulting Lender shall have delivered to the Administrative Agent or other Lender, as applicable, a written reaffirmation of its intention to honor its obligations hereunder with respect to such payments; and (y) the date on which the Administrative Agent and any such other Lender waive the application of this Section 10.14 with respect to such Defaulted Payments of such Defaulting Lender in writing;

(iii) in the case of any Distress Event determined by the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgment) to exist, the period commencing on the date that the applicable Distress Event was so determined to exist and ending on the earlier of the following: (x) the date on which both (A) such Distress Event is determined by the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgment) to no longer exist and (B) such Defaulting Lender or Impacted Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment; and (y) such date as the Borrower and the Administrative Agent mutually agree, in their sole discretion, to waive the application of this Section 10.14 with respect to such Distress Event of such Defaulting Lender or Impacted Lender; provided that in each case all Default Excess (including any required interest thereon) and Fronting Exposure arising as a consequence of such Distress Event shall either (x) have been paid in full or otherwise eliminated as herein provided, or (y) each Person entitled to payments or Cash Collateral (or other credit support) in respect thereof shall have waived the receipt thereof; and

(iv) in the case of any event described in clauses (a) or (b) of the definition of “Impacted Lender,” the period commencing on the date that the applicable event or determination occurred and ending on the (A) such event is determined by the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgment) to no longer exist and (B) such Impacted Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment; and (y) such date as the Administrative Agent agrees, in its sole discretion, to waive the application of this Section 10.14 with respect to.

“Impacted Lender” means any Lender (a) that has given verbal or written notice to the Borrower or the Administrative Agent or has otherwise publicly announced, that such Lender is or believes it will become, or that fails following inquiry from the Administrative Agent making such inquiry, to provide reasonably satisfactory assurance that such Lender will not become, a Defaulting Lender or (b) with respect to which any Distress Event has occurred with respect to any Affiliate of such Lender of which the Lender is a direct or indirect Subsidiary, in each case for so long as the applicable Impact Period is in effect.

10.15 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

10.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of its Affiliates, or any other Person and (B) the Administrative Agent has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.19 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.20 Public Disclosure. The Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosures using the name of the Administrative Agent or a Lender or its Affiliates or referring to this Agreement or the other Loan Documents without at least three (3) Business Days’ prior notice to the Administrative Agent or such Lender and without the prior written consent of the Administrative Agent or such Lender unless (and only to the extent that) the Borrower or such Affiliate is required to do so under law and then, in any event, the Borrower or such Affiliate will use reasonable efforts to consult with the Administrative Agent or such Lender before issuing such press release or other public disclosures. The Borrower consents to the publication by the Administrative Agent or Lenders of a tombstone or similar advertising materials relating to the financing transactions contemplated by this Agreement. The Administrative Agent or Lenders shall provide a draft of any such tombstone or similar advertising material to the Borrower for review and comment prior to the publication thereof. The Administrative Agent and Lenders reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.21 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

10.22 Intercreditor Agreement. This agreement and the rights and obligations evidenced hereby are subject to the Intercreditor Agreement and each party to this agreement, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Intercreditor Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written.

HILL INTERNATIONAL, INC.

By:	/s/ Irvin E. Richter
Name:	Irvin E. Richter
Title:	Chairman and Chief Executive Officer

OBSIDIAN AGENCY SERVICES, INC., as
Administrative Agent

By:	/s/ Mark Holdsworth
Name:	Mark Holdsworth
Title:	Managing Partner

SPECIAL VALUE OPPORTUNITIES FUND, LLC SPECIAL VALUE EXPANSION FUND, LLC TENNENBAUM OPPORTUNITIES PARTNERS V, LP TENNENBAUM OPPORTUNITIES FUND VI, LLC
as Lenders By: Tennenbaum Capital Partners, LLC Its: Investment Manager

By:	/s/ Mark Holdsworth
Name:	Mark Holdsworth
Title:	Managing Partner